Exhibit J

Execution Version

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

BLUEKNIGHT GP HOLDING, LLC

A Delaware Limited Liability Company

Dated as of

November 5, 2012

i

ii

Exhibit A – Members
Exhibit B – Directors
Exhibit C – Board of Directors of General Partner
Exhibit D – Officers

iii

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

BLUEKNIGHT GP HOLDING, LLC

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Blueknight GP Holding, LLC (the “Company”), dated as of November 5, 2012 (the “Effective Date”), is adopted, executed and agreed to by Blueknight Energy Holding, Inc., a Delaware corporation (“Vitol”), CB-Blueknight, LLC, a Delaware limited liability company (“Charlesbank”), and Mark Hurley (“Hurley”), as the sole Members of the Company as of the date hereof.

R E C I T A L S:

WHEREAS, the Company has been formed as a Delaware limited liability company by the filing of a Certificate of Formation that was accepted for filing by the Delaware Secretary of State on October 13, 2010;

WHEREAS, Vitol has contributed 100% of the membership interests of Blueknight Energy Partners G.P., L.L.C., a Delaware limited liability company (the “General Partner”), in exchange for all of the Membership Interests (as defined below) in the Company and, as the sole initial member of the Company, entered into that certain Limited Liability Company Agreement of the Company dated as of November 12, 2010 (the “Original Agreement”);

WHEREAS, in connection with Vitol’s sale to Charlesbank of 50% of the Membership Interests in the Company in November 2010, the parties amended and restated the Original Agreement by entering into the Amended and Restated Limited Liability Company Agreement of the Company dated as of November 12, 2010 (the “Existing Agreement”); and

WHEREAS, the Members desire to amend and restate the Existing Agreement as set forth herein in order to provide for (i) a new class of membership interests in the Company that are profits interests and (ii) the issuance of such interests to Hurley.

NOW THEREFORE, for and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members hereby amend and restate the Existing Agreement to read in its entirety as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions.

(a) As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Act” means the Delaware Limited Liability Company Act (Delaware General Corporations Code Sections 18-101, et seq.), as it may be amended from time to time, and any corresponding provisions of succeeding law. All references in this Agreement to provisions of the Act shall be deemed to refer, if applicable, to their successor statutory provisions to the extent appropriate in light of the context herein in which such references are used.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of clarification only and without limiting the foregoing, in the case of Charlesbank, “Affiliate” also includes Charlesbank Capital Partners, LLC and any other Person that, directly or indirectly, is controlled by or is under common control with Charlesbank Capital Partners, LLC through one or more intermediaries or otherwise.

“Agreement” has the meaning given such term in the introductory paragraph, as the same may be amended, modified, supplemented or restated from time to time.

“Applicable Law” means (a) any United States federal, state or local law, statute or ordinance or any rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any applicable national stock exchange or listing requirement of any national stock exchange or Commission-recognized trading market on which securities issued by the Partnership are listed or quoted.

“Assignee” means any Person that acquires a Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company or any portion thereof through a Disposition; provided, however, that an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Article IV. The Assignee of a dissolved Member is the shareholder, partner, member or other equity owner or owners of the dissolved Member to whom such Member’s Membership Interest is assigned by the Person conducting the liquidation or winding up of such Member.

“Bankruptcy” or “Bankrupt” means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law has been commenced against such Person and 120 Days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 Days have expired without the appointment’s having been vacated or stayed, or 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in the Act.

“Board” has the meaning given such term in Section 7.01(c).

“Business Day” means any Day other than a Saturday, a Sunday, or a day when banks in New York, New York, Boston, Massachusetts or Houston, Texas are authorized or required by Applicable Law to be closed.

“Call Notice” has the meaning given such term in Section 3.02(e)(i).

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(i) To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 6.04(b) hereof, and the amount of any Company liabilities assumed by such Member or that are secured by any property (other than money) distributed to such Member.

(ii) To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property (other than money) distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 6.04(b) hereof, and the amount of any liabilities of such Member assumed by the Company or that are secured by any property (other than money) contributed by such Member to the Company.

(iii) If all or a portion of a Membership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Membership Interest so transferred.

(iv) In determining the amount of any liability for purposes of the foregoing subparagraphs (i) and (ii) of this definition of “Capital Account,” Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations shall be taken into account.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

“Capital Contribution” means, with respect to any Member, the amount of money and the net agreed value of any property (other than money) contributed to the Company by such Member. Any reference in this Agreement to the Capital Contribution of a Member shall include any Capital Contribution of its predecessors in interest.

“Cause” means, with respect to any PI Unitholder, (i) conviction of the PI Unitholder by a court of competent jurisdiction of any felony or a crime involving moral turpitude, (ii) the PI Unitholder’s willful and intentional failure or willful and intentional refusal to follow reasonable and lawful instructions of the board of directors of the General Partner, (iii) the PI Unitholder’s material breach or default in the performance of his obligations under any employment agreement by and between the PI Unitholder and the Partnership, the Company, or any of their respective Affiliates, (iv) or the PI Unitholder’s act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Partnership, the Company, or any of their respective Affiliates.

“Certificate” means a certificate, in such form as may be adopted by the Board, issued by the Company evidencing ownership of one or more Units.

“Change of Control” means, and shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any transaction or series of transactions pursuant to which Charlesbank Capital Partners, LLC and/or Vitol Holding B.V. or their respective Affiliates, cease to be the beneficial owner, on a combined basis, of 50% or more of the combined voting power of the equity interests in the General Partner, (ii) the Limited Partners approve, in one or a series of transactions, a plan of complete liquidation of the Partnership, (iii) the sale or other disposition by either the General Partner or the Partnership of all or substantially all of its assets in one or more transactions to any Person other than the General Partner or an Affiliate of the General Partner, or (iv) a transaction resulting in a person other than the General Partner or an Affiliate of the General Partner being the general partner of the Partnership.

“Charlesbank” has the meaning given such term in the introductory paragraph.

“Claim” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

“Co-Investment Agreement” means that certain Purchase, Sale and Co-Investment Agreement dated as of October 21, 2010, between Charlesbank and Vitol.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” has the meaning given such term in Section 3.01.

“Common Unitholder” means a Member holding Common Units.

“Company” has the meaning given such term in the introductory paragraph.

“Controlling Entities” means the Members and their respective Affiliates (other than the Company, the General Partner and the Partnership Group).

“Day” means a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the next succeeding Business Day.

“Delaware Certificate” has the meaning given such term in Section 2.01.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that, if the Federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board and; provided, further, if such asset is subject to adjustments under the remedial allocation method of Treasury Regulation Section 1.704-3(d), Depreciation shall be determined under Treasury Regulation Section 1.704-3(d)(2).

“Director” or “Directors” means a member or members of the Board.

“Dispose,” “Disposing” or “Disposition” means with respect to any asset (including a Membership Interest or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Applicable Law.

“Disposing Member” has the meaning given such term in Section 4.02.

“Dissolution Event” has the meaning given such term in Section 12.01(a).

“Effective Date” has the meaning given such term in the introductory paragraph.

“Encumber,” “Encumbering,” or “Encumbrance” means the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Applicable Law.

“Excess 6.01 Distributions” has the meaning given such term in Section 6.01.

“Excess 6.02 Distributions” has the meaning given such term in Section 6.02.

“Existing Agreement” has the meaning given such term in the Recitals.

“GAAP” means generally accepted accounting principles as applied in the United States.

“General Partner” has the meaning given such term in the Recitals.

“Good Reason” means the occurrence of any of the following circumstances without the PI Unitholder’s consent: (i) a material reduction in the PI Unitholder’s base salary, (ii) a material diminution of the PI Unitholder’s duties, authority or responsibilities with the General Partner and its Affiliates as in effect immediately prior to such diminution, or (iii) the relocation of the PI Unitholder’s principal work location to a location more than 150 miles from its current location as of the Effective Date. In order to be eligible for a termination or resignation of employment from the General Partner and its Affiliates for Good Reason, PI Unitholder must: (i) provide written notice to the Company within 90 days following the first event or condition which gives rise to his claim of Good Reason (the “Initial Breach”); (ii) provide the Company 30 days from the date of such notice in which to “cure” such event or condition and (iii) actually terminate employment within 30 days following the expiration of the cure period.

“Governmental Authority” or “Governmental” means any federal, state or local court or governmental or regulatory agency or authority or any arbitration board, tribunal or mediator having jurisdiction over the Company or its assets or Members.

“Group Member” has the meaning set forth in the Partnership Agreement.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of said asset, as determined by the contributing Member and the Board, in a manner that is consistent with Section 7701(g) of the Code;

(ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, in a manner that is consistent with Section 7701(g) of the Code, as of the following times: (a) the acquisition of an additional Membership Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution or as consideration for the performance of services on behalf of the Company, the General Partner, the Partnership and their respective Affiliates; (b) the distribution by the Company to a Member of more than a de minimis amount of property other than money as consideration for an Membership Interest; and (c) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value (taking Section 7701(g) of the Code into account) of such asset on the date of distribution; and

(iv) The Gross Asset Values of any Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and the definition of Capital Account hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Tax Matters Member determines that an adjustment pursuant to the foregoing subparagraph (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to the foregoing subparagraphs (i), (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Hurley” has the meaning given such term in the introductory paragraph.

“Indemnitee” means (a) any Person who is or was an Affiliate of the Company (other than the General Partner, the Partnership or its Subsidiaries), (b) any Person who is or was a member (including Vitol in its capacity as Tax Matters Member), partner, officer, director, employee, agent or trustee of the Company or any Affiliate of the Company (other than the General Partner, the Partnership or its Subsidiaries), (c) any Person who is or was serving at the request of the Company or any Affiliate of the Company (other than the General Partner, the Partnership or its Subsidiaries) as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (d) any Person the Company designates as an “Indemnitee” for purposes of this Agreement.

“Independent Director” means a director satisfying the rules and regulations of the Nasdaq Global Market or any National Securities Exchange (as defined in the Partnership Agreement) on which any Partnership securities are listed from time to time and of the Commission, as amended from time to time, pertaining to qualification for service on an audit committee.

“Limited Partner” and “Limited Partners” shall have the meaning given such terms in the Partnership Agreement.

“Majority Interest” means holders of Common Units in the Company entitled to more than 50% of the Sharing Ratios held by all holders of all Common Units in the Company.

“Member” means any Person executing this Agreement as of the date of this Agreement as a member of the Company or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

“Membership Interest” means, with respect to any Member, (a) that Member’s status as a Member; (b) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member, including that Member’s rights to vote, consent and approve and otherwise to participate in the management of the Company; and (d) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.

“Notices” has the meaning given such term in Section 13.02.

“Original Agreement” has the meaning given such term in the Recitals.

“Partnership” means Blueknight Energy Partners, L.P., a Delaware limited partnership.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 25, 2010, as it may be further amended and restated, or any successor agreement.

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“PI Unitholder” means Hurley and any other Person who is issued or becomes a holder of a Profits Interest Unit.

“Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code, and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii) If the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) or (iv) of the definition of Gross Asset Value hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of property (other than money) with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation hereof; and

(vi) Notwithstanding any other provision of this definition of “Profits and Losses,” any items that are specially allocated pursuant to Section 6.04(b) hereof shall not be taken into account in computing Profits or Losses.

“Profits Interest Unit” has the meaning given such term in Section 3.01.

“Purchase Consideration” has the meaning given such term in Section 3.02(e)(ii).

“Sale Notice” has the meaning given such term in Section 3.02(f).

“Sales Transaction” has the meaning given such term in Section 3.02(f).

“SEC Reports” means any report or other document of the Partnership filed with or furnished to the Commission since December 31, 2008 and prior to the date hereof, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010 and June 30, 2010.

“Sharing Ratio” means, subject in each case to adjustments in accordance with this Agreement or in connection with Dispositions of Membership Interests, (a) in the case of a

Member executing this Agreement as of the date of this Agreement or a Person acquiring such Member’s Membership Interest, the percentage specified for that Member as its Sharing Ratio on Exhibit A, and (b) in the case of Membership Interests issued pursuant to Section 3.01, the Sharing Ratio established pursuant thereto; provided, however, that the total of all Sharing Ratios shall always equal 100%.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Tag-Along Notice” has the meaning given such term in Section 3.02(g).

“Tag-Along Percentage” has the meaning given such term in Section 3.02(g).

“Tag-Along Sale” has the meaning given such term in Section 3.02(g).

“Tag Sale Acquisition Percentage” has the meaning given such term in Section 3.02(g).

“Tag Sale Total Consideration” has the meaning given such term in Section 3.02(g).

“Target Capital Account Amount” means, with respect to a Member, the distribution the Member would receive pursuant to Section 6.02 if all the assets of the Company were to be sold for their Gross Asset Value, all liabilities of the Company were satisfied in full/repaid, and the remaining net proceeds were distributed among the Members in accordance with Section 6.02.

“Tax Matters Member” has the meaning given such term in Section 10.03.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Unit” means a unit representing the Membership Interest of a Member consisting of either Common Units or Profits Interest Units.

“Vested Sharing Percentage” means, with respect to a particular PI Unitholder, the portion (expressed as a percentage) of such PI Unitholder’s Sharing Ratio that has vested in accordance with Section 3.02(b) of this Agreement.

“Vitol” has the meaning given such term in the introductory paragraph.

“Voting Support” by a Member with respect to a given action means that such Member will (i) appear at any equity holder meeting of the Company to consider such action or otherwise cause its applicable Membership Interest beneficially owned by such Member as of the relevant time to be counted as present for purposes of calculating a quorum for such purpose, and respond to any other request by the Company for written consent, if any, with respect to such action (ii) vote, or cause to be voted, all of its applicable Membership Interests (x) in favor of the approval of such action, and (y) against any action or agreement that would reasonably be expected to interfere with, delay or attempt to discourage the consummation of such action, and (iii) cause the directors appointed by it to (x) the Board or (y) the board of directors of the General Partner pursuant to clauses (i) and (ii) of Section 7.11(a) herein, to appear at any meeting of the Board or any meeting of the board of directors of the General Partner to consider such action and direct such directors to vote (A) in favor of the approval of such action, and (B) against any action or agreement that would reasonably be expected to interfere with, delay or attempt to discourage the consummation of such action.

“Withdraw,” “Withdrawing” or “Withdrawal” means the withdrawal, resignation or retirement of a Member from the Company as a Member. Such terms shall not include any Dispositions of Membership Interest (which are governed by Article IV), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.

(b) Other terms defined herein have the meanings so given them.

SECTION 1.02 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

SECTION 2.01 Formation. The Company was formed as a Delaware limited liability company by the filing of a Certificate of Formation (the “Delaware Certificate”) on October 13, 2010 with the Secretary of State of the State of Delaware under and pursuant to the Act.

SECTION 2.02 Name. The name of the Company is “Blueknight GP Holding, LLC” and all Company business must be conducted in that name and such other names that comply with Applicable Law as the Board or the Members may select.

SECTION 2.03 Registered Office; Registered Agent; Principal Office. The name of the Company’s registered agent for service of process is The Corporation Trust Company, and the address of the Company’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The principal place of business of the Company shall be located at Two Warren Place, 6120 South Yale Avenue, Suite 700, Tulsa, Oklahoma 74136. The Board may change the Company’s registered agent or the location of the Company’s registered office or principal place of business as the Board may from time to time determine.

SECTION 2.04 Purposes. The purpose of the Company is to own, maintain and exercise the rights and powers relating to the membership interests in the General Partner and to engage in any lawful business or activity ancillary or related thereto. The Company shall possess and may exercise all the powers and privileges granted by the Act, by any other law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or appropriate to the conduct, promotion or attainment of the business, purposes or activities of the Company.

SECTION 2.05 Term. The period of existence of the Company commenced on October 13, 2010 and shall end at such time as a certificate of cancellation is filed with the Secretary of State of Delaware in accordance with Section 12.04.

SECTION 2.06 No State Law Partnership. The Members intend that the Company shall not be a partnership (whether general, limited or other) or joint venture, and that no Member shall be a partner or joint venturer with any other Member, for any purposes other than (if the Company has more than one Member) federal and state income tax purposes, and this Agreement may not be construed or interpreted to the contrary.

SECTION 2.07 Certain Undertakings Relating to the Separateness.

(a) Separateness Generally. The Company shall conduct its business and operations separate and apart from those of any other Person (including the Controlling Entities) in accordance with this Section 2.07.

(b) Separate Records. The Company shall (i) maintain its books and records and its accounts separate from those of any other Person, (ii) maintain its financial records, which will be used by it in its ordinary course of business, showing its assets and liabilities separate and apart from those of any other Person, except its consolidated Subsidiaries, and (iii) file its own tax returns separate from those of any other Person, except (A) to the extent that the Company or the General Partner (x) is treated as a “disregarded entity” for tax purposes or (y) is not otherwise required to file tax returns under applicable law or (B) as may otherwise be required by applicable law.

(c) Separate Assets. The Company shall not commingle or pool its funds or other assets with those of any other Person, except its consolidated Subsidiaries, and shall maintain its assets in a manner in which it is not costly or difficult to segregate, ascertain or otherwise identify its assets as separate from those of any other Person.

(d) Separate Name. The Company shall (i) conduct its business in its own name, (ii) use its separate stationery, invoices, and checks, (iii) correct any known misunderstanding regarding its separate identity from that of any other Person (including the Controlling Entities), and (iv) generally hold itself out as an entity separate from any other Person (including the Controlling Entities).

(e) Separate Credit. The Company shall (i) pay its obligations and liabilities from its own funds (whether on hand or borrowed), (ii) maintain adequate capital in light of its business operations, (iii) not pledge its assets for the benefit of any Person or guarantee or become obligated for the debts of any other Person, other than the Company, (iv) not hold out its credit as being available to satisfy the obligations or liabilities of any other Person, (v) not acquire debt obligations or debt securities of the Controlling Entities, (vi) not make loans or advances to any Person, or (vii) use its commercially reasonable efforts to cause the operative documents under which the Company borrows money, is an issuer of debt securities, or guarantees any such borrowing or issuance to contain provisions to the effect that (A) the lenders or purchasers of debt securities, respectively, acknowledge that they have advanced funds or purchased debt securities, respectively, in reliance upon the separateness of the Company from any other Persons, including the Controlling Entities, and (B) the Company has assets and liabilities that are separate from those of other Persons, including the Controlling Entities; provided that the Company may engage in any transaction described in clauses (v)-(vi) of this Section 2.07(e) if prior Board approval has been obtained for such transaction and either (A) the Board has determined that the borrower or recipient of the credit support is not then insolvent and will not be rendered insolvent as a result of such transaction or (B) in the case of transactions described in clause (v), such transaction is completed through a public auction or a National Securities Exchange (as such term is defined in the Partnership Agreement).

(f) Separate Formalities. The Company shall (i) observe all limited liability company formalities, and other formalities required by its organizational documents, the laws of Delaware and other Applicable Laws, (ii) engage in transactions with any Controlling Entity only if approved by all of the Members and (iii) promptly pay, from its own funds, and on a current basis, its allocable share of general and administrative expenses, capital expenditures, and costs for shared services performed by any member of the Controlling Entities. Each material contract between the Company, on the one hand, and any of the Controlling Entities, on the other hand, shall be in writing.

(g) No Effect. Failure by the Company to comply with any of the obligations set forth above shall not affect the status of the Company as a separate legal entity, with its separate assets and separate liabilities or restrict or limit the Company from engaging or contracting with any of the Controlling Entities for the provision of services or the purchase or sale of products.

ARTICLE III

MEMBERSHIP

SECTION 3.01 Membership Interests; Additional Members. Membership Interests in the Company shall be represented by Units with each Unit representing one percent of the Sharing Ratios. Such Units shall consist of a class of Units denominated as “Common Units” and a class of Units denominated as “Profits Interest Units.” As of the Effective Date, (i) Vitol and Charlesbank are the sole Common Unitholders of the Company with the respective Sharing Ratios specified on Exhibit A hereto and (ii) Hurley is hereby admitted into the Company and being issued Profits Interest Units with the Sharing Ratio specified on Exhibit A hereto. Persons may be admitted to the Company as Members in accordance with Section 4.03. Any such admission shall be effective only after such new Member has executed and delivered to the Members and the Company an instrument containing the notice address of the new Member, the new Member’s ratification of this Agreement and agreement to be bound by it. Upon the Company’s issuance of Units to any Person, the Company shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. The Company hereby irrevocably elects that all Units shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware.

(a) Each issuance of Profits Interest Units to a PI Unitholder hereunder shall be subject to the terms and conditions of this Section 3.02 (as well as to all of the other terms and conditions in this Agreement). This Agreement shall not confer upon any PI Unitholder or any other Person any right with respect to continuation of service with the Company, the General Partner, the Partnership or any Affiliates thereof.

(b) The entire Sharing Ratio associated with the Profits Interest Units issued to a PI Unitholder shall be unvested at issuance and shall be subject to the following vesting conditions:

(i) In general, 20% of such Sharing Ratio shall vest on each anniversary of the date of grant of the Profits Interest Unit (which shall be the Effective Date in the case of Hurley), beginning with the first anniversary of the date of grant, provided that, except as otherwise set forth herein, such vesting will cease with respect to any PI Unitholder at the time such PI Unitholder ceases to be employed by the General Partner or its Affiliates;

(ii) Notwithstanding paragraph (i) above, the Sharing Ratio represented by Profits Interest Units held by a PI Unitholder shall become fully vested if the PI Unitholder ceases to be employed by the General Partner or its Affiliates due to (x) a termination of the PI Unitholder’s employment by the General Partner or its Affiliates without Cause if such termination occurs in connection with, or within eighteen (18) months following, a Change of Control or (y) the PI Unitholder’s resignation from employment with Good Reason with the General Partner and its Affiliates if such resignation occurs in connection with, or within eighteen (18) months following, a Change of Control.

(c) Upon a PI Unitholder’s termination of employment with the General Partner and its Affiliates for any reason other than for Cause, the unvested portion of such PI Unitholder’s Profits Interest Units and Sharing Ratio shall cease to vest, any unvested portion shall be forfeited by the PI Unitholder, and such PI Unitholder shall thereafter have no right to receive distributions, allocations or any other proceeds with respect to such forfeited portion. Upon a PI Unitholder’s termination of employment with the General Partner and its Affiliates for Cause, both the vested and unvested portions of the PI Unitholder’s Profits Interest Units and Sharing Ratio shall be forfeited by the PI Unitholder and such PI Unitholder shall thereafter have no right to receive distributions, allocations or any other proceeds with respect to any Profits Interest Units.

(d) Immediately prior to the issuance of any Profits Interest Units to a PI Unitholder, the Board shall (i) cause the Capital Accounts of the Members (and the Gross Asset Value of the Company’s assets) to be adjusted in the manner described in Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)-(h) to reflect the fair market value of the Company’s assets, as determined by the Board and (ii) establish appropriate hurdle amounts or distribution thresholds for such Units as the Board deems are appropriate in order to result in the Profits Interest Units being treated as a “profits interest” for U.S. federal income tax purposes as of the date such Profits Interest Units are issued, and, subject to any changes in applicable law following the Effective Date. Consistent with the following:

(i) The Company will follow the proposed Treasury Regulations that were issued on May 24, 2005 regarding the issuance of partnership equity for services (including Prop. Treasury Regulations Sections 1.83-3, 1.83-6, 1.704-1, 1.706-3, 1.721-1 and 1.761-1), as such regulations may be subsequently amended (the “Proposed Regulations”), upon the issuance of Membership Interests issued for services rendered or to be rendered to or for the benefit of the Company, the General Partner, the Partnership or their Affiliates, until final Treasury Regulations regarding these matters are issued. In furtherance of the foregoing, the definition of Capital Accounts and Gross Asset Value, and the allocations of Profit and Loss of the Company set forth in this Agreement, will be made in a manner that is consistent with the Proposed Regulations, including Proposed Treasury Regulations Section 1.704-1(b)(4)(xii). The Board is expressly authorized by each Member to elect to apply the safe harbor set forth in the Proposed Regulations if the provisions of the Proposed Regulations and the proposed Revenue Procedure described in IRS Notice 2005-43, or provisions similar thereto, are adopted as final (or temporary) Treasury Regulations. If the Board determines that the Company should make such election, the Board is hereby authorized to amend this Agreement, without the consent of any other Member, to provide that (A) the Company is authorized and directed to elect the safe harbor, (B) the Company and each of its Members (including any PI Unitholder or any other person to whom a Membership Interest is transferred in connection with the performance of services) will comply with all requirements of the safe harbor with respect to all Membership Interests transferred in connection with the performance of services while such election remains in effect, and (C) each of the Members of the Company will take all actions necessary, including providing the Company with any required information, to permit the Company to comply with the requirements set forth or referred to in the applicable Proposed Regulations for such election to be effective until such time (if any) as the Board determines, in its discretion, that the Company should terminate such election. The Board is further authorized to amend this Agreement to the extent the Board determines in its discretion that such modification is necessary or desirable as a result of the issuance of such Regulations relating to the tax treatment of the transfer of a Membership Interest in connection with the performance of services. It is understood, however, that the “liquidation value” of each Profits Interest Unit issued to a PI Unitholder pursuant to this Agreement is intended to be zero immediately upon issuance, and, subject to any changes in applicable law following the date hereof, and assuming a timely election is made pursuant to Section 83(b) of the Code with respect to such Profits Interest Units, neither the Company nor any PI Unitholder shall take a contrary position on any tax return or in any tax audit, claim, investigation, examination or other proceeding, unless required to do so pursuant to a final determination within the meaning of Section 1313 of the Code. Notwithstanding anything to the contrary in this Agreement, each Member expressly confirms and agrees that it will be legally bound by any such amendment.

(ii) The Company and the Members intend and agree that each PI Unitholder shall be treated for federal tax purposes as owning all Profits Interest Units held by it under the terms of this Agreement, and shall be allocated Profit and Loss and items thereof with respect to all such Profits Interest Units, in each case regardless of whether part or all of such Profits Interest Units (and related Sharing Ratio) are vested or unvested or are subject to forfeiture (unless such Profits Interest Units actually have been forfeited, in which case such PI Unitholder shall no longer be treated as owning the portion of the Profits Interest Units and Sharing Ratio so forfeited).

(iii) Each PI Unitholder receiving Profits Interest Units shall make a timely election under Code Section 83(b) with respect to such Profits Interest Units upon their issuance, in a manner reasonably prescribed by the Company.

(e) At any time on or after a termination of a PI Unitholder’s employment with the General Partner and its Affiliates for any reason, the Company shall have the option to acquire from such PI Unitholder all (but not less than all) of the vested Profits Interest Units then held by such PI Unitholder. Within three (3) months following a termination of the PI Unitholder’s employment by the General Partner and its Affiliates without Cause, or the PI Unitholder’s resignation from employment from the General Partner and its Affiliates with Good Reason, in either case in connection with, or within eighteen (18) months following, a Change of Control, the PI Unitholder shall have the option to sell to the Company all (but not less than all) of the vested Profits Interest Units then held by such PI Unitholder.

(i) The call option specified in the first sentence of this subsection (e) may be exercised by the Company furnishing written notice to the PI Unitholder of the Company’s intent to exercise. The call option specified in the second sentence of this subsection (e) may be exercised by the PI Unitholder furnishing written notice to the Company of the PI Unitholder’s intent to exercise. The notice furnished under this paragraph (the “Call Notice”) shall specify the date of closing of the purchase, which date shall be not less than 10 nor more than 30 days after the date of the notice.

(ii) The purchase price (the “Purchase Consideration”) to be paid by the Company to the PI Unitholder for the purchase of Profits Interest Units pursuant to this Section 3.02(e) shall be an amount equal to the amount of distributions that the PI Unitholder would receive pursuant to Section 6.02 if all the assets of the Company were to be sold as of the date of the Call Notice for their fair market value (as determined in good faith by the Board), all liabilities of the Company were satisfied in full/repaid, and the remaining net proceeds were distributed among the Members in accordance with Section 6.02.

(iii) If a PI Unitholder has pledged or encumbered the Profits Interest Units subject to buy-back under this subsection (e), the PI Unitholder shall cause such pledged or encumbered Profits Interest Units to be released from the pledge or encumbrance by either paying the debt which is secured by the Profits Interest Units or substituting therefor any, all or such portion as may be required, of any consideration received by the PI Unitholder pursuant to this Section 3.02(e).

(iv) The closing of any purchase and sale of Profits Interest Units pursuant to this Section 3.02(e) shall take place at the principal office of the Company or at such other location as may be mutually agreed upon by the parties on such date and at such time as shall be specified by the Company or the PI Unitholder in the Call Notice. At the closing, (x) the selling PI Unitholder shall deliver to the Company an assignment and release with respect to such Profits Interest Units in form and substance acceptable to the Company and (y) the Company shall deliver the Purchase Consideration to the PI Unitholder, whereupon all right, title and interest in and to such Profits Interest Units will pass to the Company.

(v) If the Company purchases Profits Interest Units of a PI Unitholder pursuant to the Company’s exercise of its option to purchase such Profits Interest Units (pursuant to the first sentence of this Section 3.02(e)) and, within twelve (12) months after the closing of such purchase, the Common Unitholders receive proceeds in connection with a Change of Control transaction which are based upon a fair market value for the assets of the Company (the “Change of Control Transaction Value”) that is greater or less than the fair market value utilized for purposes of calculating the Purchase Consideration paid to the PI Unitholder, then:

(x) a determination shall be made of the amount of distributions that the PI Unitholder would have received pursuant to Section 6.02 if all the assets of the Company had been sold as of the date of the Call Notice for a price equal to the Change of Control Transaction Value, all liabilities of the Company were satisfied in full/repaid, and the remaining net proceeds were distributed among the Members in accordance with Section 6.02; and

(y) an amount equal to the amount determined under the preceding paragraph (x), minus the Purchase Consideration previously paid by the Company to the PI Unitholder, shall be paid by the Company to the PI Unitholder, if such amount is a positive number, or by the PI Unitholder to the Company if such amount is a negative number.

(f) If the Common Unitholders agree to sell 100% of their Membership Interests in the Company or cause a sale of all or substantially all of the assets of the Company to, or agree to a merger of the Company with, a party that is not an Affiliate of Vitol or Charlesbank (a “Sales Transaction”), then the Common Unitholders shall have the right to cause the PI Unitholders to participate in the Sales Transaction, on substantially the same terms and conditions as the Common Unitholders are participating (except for the sharing of consideration which will be governed by the last sentence of this subsection), by giving at least 20 days’ prior written notice of such intended transaction to each of the PI Unitholders. Such notice (the “Sale Notice”) will state whether the Sales Transaction is to be in the form of a sale of Membership Interests, a merger, or a sale of assets and will set forth the terms and conditions thereof, including the name of the purchaser, the purchase price to be paid in the Sales Transaction, and the other material terms of the transaction. At the closing of any proposed Sales Transaction, the Members will (i) in the case of a sale of Membership Interests, transfer and assign to the purchaser or its permitted designee, free and clear of all liens, all of the outstanding Membership Interests in the Company and will receive in exchange therefor the consideration to be paid or delivered by such purchaser as described in the Sale Notice and (ii) in the case of a sale of assets or merger, execute and deliver, or authorize and cause the Company to execute and deliver, such bills of sale, assignments, conveyances, consents, certificates and other documents as are reasonably necessary or appropriate to consummate and make effective such asset sale or merger. The total net consideration received in the Sales Transaction shall be shared among the Members in the manner provided in Section 6.02.

(g) If the Common Unitholders propose to sell (collectively) more than 50% of their interests in the Company to a party that is not an Affiliate of Vitol or Charlesbank (a “Tag-Along Sale”), then such selling Common Unitholder(s) shall, at least 20 days prior to the closing date for such sale, deliver a written notice to the PI Unitholders (a “Tag-Along Notice”) describing the terms of the proposed Tag-Along Sale, including (i) the identity of the proposed purchaser, (ii) the terms of the proposed sale, including the total Sharing Ratio in the Company that the purchaser has offered to purchase (the “Tag Sale Acquisition Percentage”) and the total net consideration to be received based on the purchase price that the purchaser has offered to pay for such Acquisition Percentage (“Tag Sale Total Consideration”), and (iii) the proposed closing date, and stating that each of the PI Unitholders has the option to participate in such Tag-Along Sale to the extent of its Tag-Along Percentage, for an amount of consideration equal to its Tag- Along Share of consideration and otherwise upon the same terms as are set forth in the Tag- Along Notice.

(i) A PI Unitholder’s “Tag-Along Share” shall be an amount equal to (x) the Tag Sale Acquisition Percentage, multiplied by (y) the amount such PI

Unitholder would receive under Section 6.02 if an amount equal to the Tag Sale Total Consideration, divided by the Tag Sale Acquisition Percentage, were distributed among the Members in accordance with Section 6.02.

(ii) A PI Unitholder’s “Tag-Along Percentage” shall equal the Tag Sale Acquisition Percentage.

(iii) The option provided for in his subsection (g) shall be exercisable by a PI Unitholder by delivery of a written notice to the selling Common Unitholder(s) within 10 days after receipt of the Tag-Along Notice.

(iv) At least 5 days prior to the closing of the Tag-Along Sale, the selling Common Unitholder(s) shall deliver to each of the PI Unitholders who has elected to participate in such sale a written notice setting forth the time and place for the closing of such sale.

(v) Any PI Unitholder that gives notice of its election to sell pursuant to this subsection (g) shall be obligated to sell its Tag-Along Percentage and receive its Tag-Along Share, conditioned upon the closing of the Tag-Along Sale. After such sale, appropriate adjustments shall be to the PI Unitholder’s Sharing Ratio and the distribution waterfall provisions in Section 6.02.

(h) Except as provided in Sections 3.02(e)-(g), Profits Interest Units may not be Disposed of or otherwise transferred without the approval of the Board, which approval may be withheld in its sole discretion.

(i) Profits Interest Units shall be non-voting (and PI Unitholders shall not be entitled to vote), except with respect to matters relating to amendments specified in Section 13.05.

SECTION 3.03 Access to Information. Each Member shall be entitled to receive any information that it may request concerning the Company; provided, however, that this Section 3.03 shall not obligate the Company to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database). Each Member shall also have the right, upon reasonable notice, and at all reasonable times during usual business hours to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. All costs and expenses incurred in any inspection, examination or audit made on such Member’s behalf shall be borne by such Member.

SECTION 3.04 Liability.

(a) No Member shall be liable for the debts, obligations or liabilities of the Company solely by reason of being a member of the Company.

(b) The Members agree that the rights, duties and obligations of the Members in their capacities as members of the Company are only as set forth in this Agreement (including the provisions of the Co-Investment Agreement incorporated by reference herein) and as otherwise arise under the Act. Furthermore, the Members agree that the existence of any rights of a Member, or the exercise or forbearance from exercise of any such rights, shall not create any duties or obligations of the Member in its capacity as a member of the Company, nor shall such rights be construed to enlarge or otherwise to alter in any manner the duties and obligations of such Member.

SECTION 3.05 Withdrawal. A Member does not have the right or power to Withdraw.

SECTION 3.06 Meetings. A meeting of the Members may be called at any time at the request of any Member.

SECTION 3.07 Notice. Written notice of all meetings of the Members must be given to all Members one Business Day prior to any meeting of Members. All notices and other communications to be given to Members shall be sufficiently given for all purposes hereunder (i) if in writing and delivered by hand, courier or overnight delivery service, then upon receipt, (ii) if mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, then three days after the date of mailing, or (iii) if sent by e-mail, telegram or facsimile, then when received. All such notices and communications shall be directed to the address, e-mail address or facsimile number of each Member as such Member shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Members need be specified in the notice of such meeting, except for amendments to this Agreement, as provided herein. A meeting may be held at any time without notice if all the Members are present or if those not present waive notice of the meeting either before or after such meeting.

SECTION 3.08 Action by Consent of Members. Except as otherwise required by Applicable Law, all decisions of the Members shall require the affirmative vote of the Common Unitholders owning a majority of Sharing Ratios held by all Common Unitholders present at a meeting at which a quorum is present in accordance with Section 3.10. To the extent permitted by Applicable Law, the Members may act without a meeting and without notice so long as the number of Members who would be required to take such action at a duly held meeting shall have executed a written consent with respect to any such action taken in lieu of a meeting.

SECTION 3.09 Conference Telephone Meetings. Any Member may participate in a meeting of the Members or by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

SECTION 3.10 Quorum. The Common Unitholders owning a majority of Sharing Ratios, present in person or participating in accordance with Section 3.09, shall constitute a quorum for the transaction of business. Any act of Common Unitholders owning a majority of Sharing Ratios held by all Common Unitholders who are present at a meeting at which a quorum is present shall be the act of the Members.

ARTICLE IV

ADMISSION OF MEMBERS; DISPOSITION OF MEMBERSHIP INTERESTS

SECTION 4.01 General Restriction. A Member may not Dispose of all or any portion of its Membership Interests except in strict accordance with this Article IV. References in this Article IV to Dispositions of a Membership Interest shall also refer to Dispositions of a portion of a Membership Interest. Any attempted Disposition of a Membership Interest, other than in strict accordance with this Article IV, shall be, and is hereby declared, null and void ab initio. The Members agree that a breach of the provisions of this Article IV may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedies at law) are inadequate in view of (a) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provision and (b) the uniqueness of the business of the Company and the relationship among the Members. Accordingly, the Members agree that the provisions of this Article IV may be enforced by specific performance.

SECTION 4.02 Incorporation of Certain Provisions of Co-Investment Agreement. The provisions of Article V of the Co-Investment Agreement, and each definition in the Co- Investment Agreement of a defined term used in such Article V, are hereby incorporated by reference into this Section 4.02 and shall be binding on the Members as if as if fully set forth herein.

SECTION 4.03 Admission of Assignee as a Member. An Assignee has the right to be admitted to the Company as a Member, with the Membership Interests (and attendant Sharing Ratio) so transferred to such Assignee, only if (a) the Member making the Disposition (a “Disposing Member”) has Disposed of all, but not less than all, of such Disposing Member’s Membership Interests to the Assignee and (b) such Disposition is effected in strict compliance with this Article IV, including the provisions of the Co-Investment Agreement incorporated by reference herein.

SECTION 4.04 Requirements Applicable to All Dispositions and Admissions. Any Disposition of Membership Interests and any admission of an Assignee as a Member shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with:

(a) Payment of Expenses. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission of the Assignee as a Member.

(b) No Release. No Disposition of Membership Interests shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to the Disposition, except as otherwise may be provided in any instrument or agreement pursuant to which a Disposition of Membership Interests is effected.

ARTICLE V

CAPITAL CONTRIBUTIONS

SECTION 5.01 Initial Capital Contributions. Vitol and Charlesbank have respectively previously made or are deemed (by reason of the purchase by Charlesbank of 50% of the Membership Interests of the Company) to have made the Capital Contribution set forth next to such Member’s name on Exhibit A.

SECTION 5.02 Loans. If the Company does not have sufficient cash to pay its obligations, any Common Unitholder(s) that may agree to do so may advance all or part of the needed funds to or on behalf of the Company at an interest rate and on other terms approved by the Board. An advance described in this Section 5.02 constitutes a loan from the Member to the Company, bears interest at such rate from the date of the advance until the date of payment and is not a Capital Contribution.

SECTION 5.03 Return of Contributions. Except as expressly provided herein, no Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. A Capital Contribution remaining unpaid by the Company is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

SECTION 5.04 Capital Accounts. An individual Capital Account shall be established and maintained for each Member with respect to each class or series of Membership Interest held by such Member. Upon the Disposition of all or a portion of a Membership Interest, the Capital Account of the Disposing Member that is attributable to such Membership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

ARTICLE VI

DISTRIBUTIONS AND ALLOCATIONS

SECTION 6.01 Ordinary Distributions. Distributions to the Members shall be made in such aggregate amounts and at such times as shall be determined by the Board; provided, however, that distributions shall be made quarterly of any available cash representing distributions received by the Company from the Partnership. Except as provided in Sections 6.02 and 6.03, any such distributions shall (after the repayment of any loans from Members pursuant to Section 5.02) be distributed among the Members as follows:

(a) First, among the Common Unitholders, in proportion to their respective Sharing Ratios, until the amount distributed to the Common Unitholders pursuant to this Section 6.01(a) in respect of a particular quarter equals $1,250,000; and

(b) Second, any remaining amounts to be distributed by the Company pursuant to this Section 6.01 after making the distributions specified in subsection (a) (the “Excess 6.01 Distributions”) shall be shared among the PI Unitholders and the Common Unitholders as follows:

(i) PI Unitholders shall receive their respective Vested Sharing Percentages of the Excess 6.01 Distributions; and

(ii) Common Unitholders shall receive (in proportion to their respective Sharing Ratios) an amount equal to the Excess 6.01 Distributions, minus the amount distributable to the PI Unitholders under the immediately preceding clause (i).

SECTION 6.02 Distributions in Connection With Change of Control Transactions. Notwithstanding Section 6.01, but subject to Section 6.03, any distributable cash representing net proceeds from a Change of Control transaction (as determined in reasonable discretion of the Board) shall (after the repayment of any loans from the Members pursuant to Section 5.02) be distributed among the Members as follows:

(a) First, among the Common Unitholders, in proportion to their respective Sharing Ratios, until the cumulative amount distributed to the Common Unitholders pursuant to this Section 6.02(a) after the Effective Date equals $100,000,000; and

(b) Second, any remaining amounts to be distributed by the Company pursuant to this Section 6.02 after making the distributions specified in subsection (a) (the “Excess 6.02 Distributions”) shall be shared among the PI Unitholders and the Common Unitholders as follows:

(i) PI Unitholders shall receive their respective Vested Sharing Percentages of the Excess 6.02 Distributions; and

(ii) Common Unitholders shall receive (in proportion to their respective Sharing Ratios) an amount equal to the Excess 6.02 Distributions, minus the amount distributable to the PI Unitholders under the immediately preceding clause (i).

SECTION 6.03 Tax Distributions.

Notwithstanding Sections 6.01 and 6.02, the Board shall use reasonable efforts to make tax distributions among the Members, at such times as are needed to enable the Members to pay quarterly estimated and annual U.S. federal and state income taxes, in such amounts so as to cause each Member to have received cumulative distributions pursuant to this Section 6.03 and pursuant to Sections 6.01 and 6.02 through the relevant date for which tax payments are then due in amounts at least equal to the cumulative amount of U.S. federal and state income taxes due and estimated to be due (as determined by the Board) on the cumulative amount of net taxable and gain (net of taxable losses and deductions) allocated to or estimated to be allocated to each such Member pursuant to Section 6.04 in respect of its Membership Interest through such date. Any tax distributions made to a Member pursuant to this Section 6.03 shall be treated as an advance against and, thus, shall reduce, subsequent distributions to which such Member is entitled under Sections 6.01 and 6.02.

SECTION 6.04 Allocations. Subject to the allocation rules of Section 6.04(b) and (c) hereof, Profits and Losses of the Company for any fiscal year shall be allocated among the Members so as to cause, to the greatest extent possible, the positive Capital Account balances of each Member to equal such Member’s Target Capital Account Balance. The Board may allocate items of income, gain, loss and deductions among the Members if the Board determines that such allocations are needed to produce the result described in the preceding sentence.

(b) The following special allocations shall be made in the following order:

(i) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to restore, to the extent required by the Treasury Regulations, the Member’s Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.04(b)(i) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.04(b)(i) was not in this Agreement.

(ii) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Company fiscal year which is in excess of the sum of (x) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (y) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.04(b)(ii) shall be made only if and to the extent that such Member would have a deficit Capital Account balance in excess of such sum after all other allocations provided for in this Article VI have been made as if Section 6.04(b)(i) hereof and this Section 6.04(b)(ii) were not in this Agreement.

(iii) Section 754 Adjustments. To the extent an adjustment of the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

(c) In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of same under this Agreement). In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 6.04(c) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

SECTION 6.05 Varying Interests. All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member’s Sharing Ratio, the Members agree that their allocable shares of such items for the taxable year shall be determined on any method determined by the Board to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Members’ varying Sharing Ratios.

SECTION 6.06 Withheld Taxes. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article VI for all purposes of this Agreement. The Company is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state or local law and shall allocate such amounts to those Members with respect to which such amounts were withheld.

SECTION 6.07 Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other Applicable Law.

ARTICLE VII

MANAGEMENT

SECTION 7.01 Management by Board of Directors.

(a) The management of the Company is fully reserved to those Members that are Common Unitholders, and the Company shall not have “managers” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, those Members that are Common Unitholders, who shall make all decisions and take all actions for the Company.

(b) The Members that are Common Unitholders shall have the power and authority to delegate to one or more other persons such Members’ rights and power to manage and control the business and affairs, or any portion thereof, of the Company, including to delegate to agents, officers and employees of a Member or the Company, and to delegate by a management agreement with or otherwise to other Persons.

(c) The Members that are Common Unitholders hereby expressly delegate to the Board of Directors of the Company (the “Board”), to the fullest extent permitted under this Agreement and the Act, all of the Company’s power and authority to manage and control the business and affairs of the Company. The Board may designate one or more other persons to be officers of the Company to assist in carrying out the Board’s decisions and the day-to-day activities of the Company. Officers are not “managers” as that term is used in the Act. Any officers who are so designated shall have such titles and authority and perform such duties as the Board may delegate to them. The salaries or other compensation, if any, of the officers of the Company shall be fixed by the Board. Any officer may be removed as such, either with or without cause, by the Board and any vacancy occurring in any office of the Company may be filled by the Board. Designation of an officer shall not of itself create contract rights.

SECTION 7.02 Number; Qualification; Tenure. The number of Directors constituting the Board shall be four. A Director need not be a Member.

(b) So long as there are only two Common Unitholders each having an equal Sharing Ratio, each Common Unitholder will have the right to designate two Directors and will have the sole right to remove (with or without cause), and to fill vacancies with respect to, the Directors designated by it. The Directors of the Company so designated as of the Effective Date by the Common Unitholders are set forth on Exhibit B hereto. Each Director shall serve as a Director of the Company indefinitely (or until his or her earlier death, resignation or removal). At any time when the first sentence of this Section 7.02(b) is not applicable, any Director or the entire Board may be removed at any time, with or without cause, by vote of the Common Unitholders, and the Common Unitholders will have the right to fill any vacancies on the Board.

SECTION 7.03 Regular Meetings. Regular quarterly and annual meetings of the Board shall be held at such time and place as shall be designated from time to time by resolution of the Board. Notice of such regular quarterly and annual meetings shall not be required.

SECTION 7.04 Special Meetings. A special meeting of the Board may be called at any time at the request of (a) the Chairman of the Board or (b) any two Directors then in office.

SECTION 7.05 Notice. Written notice of all special meetings of the Board must be given to all Directors at least two Business Days prior to any special meeting of the Board. All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three Days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of an e-mail, telegram or facsimile, and shall be directed to the address, e-mail address or facsimile number as such Director shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to this Agreement, as provided herein. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.

SECTION 7.06 Action by Consent of Board. To the extent permitted by Applicable Law, the Board, or any committee of the Board, may act without a meeting so long as all members of the Board or committee shall have executed a written consent with respect to any action taken in lieu of a meeting.

SECTION 7.07 Conference Telephone Meetings. Directors or members of any committee of the Board may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

SECTION 7.08 Quorum. A majority of all Directors, present in person or participating in accordance with Section 7.07, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice. Except as otherwise required by Applicable Law, all decisions of the Board, or any committee of the Board, shall require the affirmative vote of a majority of all Directors of the Board, or any committee of the Board, respectively. The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

SECTION 7.09 Committees.

(a) The Board may establish committees of the Board and may delegate any of its responsibilities, except as otherwise prohibited by Applicable Law, to such committees.

(b) A majority of any committee, present in person or participating in accordance with Section 7.07, shall constitute a quorum for the transaction of business of such committee.

(c) A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 7.05. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

SECTION 7.10 No Compensation of Directors. No Director shall receive any compensation from the Company for services provided to the Company in its capacity as a Director, nor shall any Director be entitled to be reimbursed for out-of-pocket costs and expenses incurred in connection with attending meetings of the Board or committees thereof.

SECTION 7.11 Voting on Certain Matters. So long as both Parties (as defined in the Co-Investment Agreement for purposes of Article V thereof) are Members, the Members shall cooperate in good faith, and shall provide all Voting Support necessary, such that:

(a) The board of directors of the General Partner shall be comprised of seven directors: (i) two directors to be designated by Vitol, (ii) two directors to be designated by Charlesbank, and (iii) three Independent Directors (with the continuing slate of Independent Directors to be mutually agreed upon between Vitol and Charlesbank on the first anniversary of the date of this Agreement and annually thereafter). The initial directors to serve on the board of directors of the General Partner are set forth on Exhibit C hereto. If Vitol and Charlesbank are unable to agree on (x) any of the Independent Directors, one Independent Director shall be designated by Charlesbank, one Independent Director shall be designated by Vitol and those two Independent Directors shall select a third Independent Director, (y) two of the Independent Directors, one Independent Director shall be designated by Charlesbank and one Independent Director shall be designated by Vitol or (z) only one Independent Director, then the two Independent Directors shall select the third Independent Director.

(b) The office of Chairman of the Board to be filled on an annually rotating basis, such that the initial Chairman of the Board shall be designated by Vitol for a term of one year, his successor shall be designated by Charlesbank for a term of one year, and so on.

(c) Subject to the last sentence of this Section 7.11(c), the following actions of the Company, the General Partner, the Partnership and any of their respective Subsidiaries will require (1) in the case of any such action by the Company, the unanimous consent of its directors and (2) in the case of any such actions by any other of such entities, the unanimous consent of the General Partner directors designated by Charlesbank pursuant to Section 7.11(a)(ii) and the General Partner directors designated by Vitol pursuant to Section 7.11(a)(i):

(i) amendment, restatement or modification of the organizational documents of any such entity;

(ii) authorization, approval, or causing any purchase by any such entity of all or substantially all of the assets or any equity securities of any other entity;

(iii) authorization, approval, or causing any merger, consolidation, corporate reorganization, recapitalization, or other business combination of such entity with any entity;

(iv) authorization, approval, or causing the sale, transfer, or other conveyance of all or substantially of the assets of such entity;

(v) entering into, or amending, any transaction of such entity with Charlesbank, Vitol, or any Affiliate of Charlesbank or Vitol, including any transaction (and all compensation, remuneration or benefits of any kind to be paid or proposed to be paid) relating to any engagement of Charlesbank, Vitol or any Affiliate of Charlesbank or Vitol; provided, (A) this clause (v) shall not apply to transactions (or any compensation, remuneration or benefits of any kind to be paid or proposed to be paid) between the General Partner and one or more members of the Partnership Group or among two or more members of the Partnership Group, and (B) Charlesbank acknowledges the existence of certain leases and other contracts between Vitol or its Affiliates, on the one hand, and the Partnership or its Subsidiaries, on the other hand, as disclosed in the SEC Reports, which shall not be subject to this clause (v) unless and to the extent such leases or other contracts are proposed to be amended;

(vi) making any non-pro rata redemption, purchase or other acquisition by such entity of any indebtedness or other securities of a class or series held by both Charlesbank and Vitol (or their respective Affiliates); or

(vii) incurring any indebtedness for borrowed money of such entity or guarantee by such entity of any such indebtedness.

Notwithstanding the foregoing, this Section 7.11(c) shall not apply to any transaction effectuated in accordance with the provisions of the Global Agreement or the Registration Rights Agreement (each as defined in the Co-Investment Agreement) or Sections 5.5 or 6.1 of the Co-Investment Agreement.

ARTICLE VIII

OFFICERS

SECTION 8.01 Officers. The officers of the Company shall serve at the pleasure of the Board. Such officers shall have the authority and duties delegated to each of them, respectively, by the Board from time to time. The officers of the Company may include a Chairman of the Board, a Chief Executive Officer, a President, a Secretary, a Treasurer, and such other officers (including, without limitation, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents) as the Board from time to time may deem proper. The Chairman of the Board shall be chosen from among the Directors. All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VIII. The Board or any committee thereof may from time to time elect such other officers (including one or more Vice Presidents, General Counsels, Controllers, Assistant Secretaries and Assistant Treasurers) as may be necessary or desirable for the conduct of the business of the Company. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board or such committee, as the case may be from time to time.

SECTION 8.02 Election and Term of Office. The names and titles of the officers of the Company in office as of the date of approval of this Agreement are set forth on Exhibit D hereto. Thereafter, the officers of the Company shall be elected from time to time by the Board. Each officer shall hold office until such person’s successor shall have been duly elected and shall have qualified or until such person’s death or until he shall resign or be removed pursuant to Section 8.09.

SECTION 8.03 Chairman of the Board. The Chairman of the Board, if any, shall preside, if present, at all meetings of the Board and shall perform such additional functions and duties as the Board may prescribe from time to time. The Directors also may elect a Vice Chairman of the Board to act in the place of the Chairman of the Board upon his or her absence or inability to act.

SECTION 8.04 Chief Executive Officer. The Chief Executive Officer, who may be the Chairman or Vice Chairman of the Board and/or the President, shall have general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The Chief Executive Officer may sign deeds, mortgages, bonds, contracts or other instruments, where the signing and execution thereof shall be expressly delegated by the Board to the Chief Executive Officer. The Chief Executive Officer shall also perform all duties and have all powers incident to the office of Chief Executive Officer and perform such other duties and may exercise such other powers as may be assigned by this Agreement or prescribed by the Board from time to time.

SECTION 8.05 President. The President shall, subject to the control of the Board and the Chief Executive Officer, in general, supervise and control all of the business and affairs of the Company. The President shall preside at all meetings of the Members. The President may sign any deeds, mortgages, bonds, contracts or other instruments where the signing and execution thereof shall be expressly delegated by the Board to the President. The President shall also perform all duties and have all powers incident to the office of President and perform such other duties as may be prescribed by the Board from time to time.

SECTION 8.06 Vice Presidents. Any Executive Vice President, Senior Vice President and Vice President, in the order of seniority, unless otherwise determined by the Board, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President. They shall also perform the usual and customary duties and have the powers that pertain to such office and generally assist the President by executing contracts and agreements and exercising such other powers and performing such other duties as are delegated to them by the President and as the Board may further prescribe.

SECTION 8.07 Treasurer.

(a) The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Company to be deposited in such banks as may be authorized by the Board, or in such banks as may be designated as depositories in the manner provided by resolution of the Board. The Treasurer shall, in general, perform all duties incident to the office of the Treasurer and shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Board.

(b) Assistant Treasurers shall have such authority and perform such duties of the Treasurer as may be provided in this Agreement or assigned to them by the Board or the Treasurer. Assistant Treasurers shall assist the Treasurer in the performance of the duties assigned to the Treasurer, and in assisting the Treasurer, each Assistant Treasurer shall for such purpose have the powers of the Treasurer. During the Treasurer’s absence or inability, the Secretary’s authority and duties shall be possessed by such Assistant Treasurer or Assistant Treasurers as the Board may designate.

SECTION 8.08 Secretary.

(a) The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the Members and of the Limited Partners pursuant to Article VII. The Secretary shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law; shall be custodian of the records and the seal of the Company and affix and attest the seal to all documents to be executed on behalf of the Company under its seal; and shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board.

(b) Assistant Secretaries shall have such authority and perform such duties of the Secretary as may be provided in this Agreement or assigned to them by the Board or the Secretary. Assistant Secretaries shall assist the Secretary in the performance of the duties assigned to the Secretary, and in assisting the Secretary, each Assistant Secretary shall for such purpose have the powers of the Secretary. During the Secretary’s absence or inability, the Secretary’s authority and duties shall be possessed by such Assistant Secretary or Assistant Secretaries as the Board may designate.

SECTION 8.09 Removal. Any officer elected, or agent appointed, by the Board may be removed by the affirmative vote of a majority of the Board whenever, in their judgment, the best interests of the Company would be served thereby. No officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

SECTION 8.10 Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.

ARTICLE IX

INDEMNITY AND LIMITATION OF LIABILITY

SECTION 9.01 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, Claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all Claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, however, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 9.01, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 9.01 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or lend any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 9.01(a) in defending any Claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 9.01.

(c) The indemnification provided by this Section 9.01 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain insurance on behalf of the Indemnitees, the Company and its Affiliates and such other Persons as the Company shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 9.01, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to Applicable Law shall constitute “fines” within the meaning of Section 9.01(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 9.01 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(g) The provisions of this Section 9.01 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(h) No amendment, modification or repeal of this Section 9.01 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 9.01 as in effect immediately prior to such amendment, modification or repeal with respect to Claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such Claims may arise or be asserted.

(i) THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 9.01 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

SECTION 9.02 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Persons who have acquired membership interests in the Company, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company, such Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement.

(c) Any amendment, modification or repeal of this Section 9.02 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 9.02 as in effect immediately prior to such amendment, modification or repeal with respect to Claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE X

TAXES

SECTION 10.01 Tax Returns. The Board shall cause to be prepared and timely filed (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company, including making all elections on such tax returns. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns.

SECTION 10.02 Tax Matters. For so long as there are two or more Members of the Company, (x) the Members shall take such action as is necessary to cause the Company to be classified as a partnership for federal income tax purposes, and (y) no Member shall make any election or take any position that would cause the Company or the General Partner to be classified as an association taxable as a corporation for federal income tax purposes. If at any time there is only one Member of the Company, the Company shall be disregarded as an entity separate from its owner for federal income tax purposes.

SECTION 10.03 Tax Matters Member. Vitol shall act as the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code or under any similar provision under applicable tax law (the “Tax Matters Member”). The Tax Matters Member shall take such action as may be necessary to cause (x) the Company to make the election described in Section 6231(a)(1)(B)(ii) of the Code, and (ii) to the extent possible, each Member to become a “notice partner” within the meaning of Section 6223 of the Code. The Tax Matters Member shall inform each Common Unitholder of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each Common Unitholder copies of all significant written communications it may receive in that capacity. The Tax Matters Member shall circulate to each Common Unitholder a draft of all federal and state income tax returns of the Company, and the Company shall cause the General Partner to circulate to each Common Unitholder a draft of all federal and state income tax returns of the Partnership, in each case not later than 15 days prior to the due date for filing of such return(s), and upon any Common Unitholder’s reasonable request, the Tax Matters Common Unitholder shall consult with such Common Unitholder regarding such returns. The Company shall not be obligated to pay any fees or other compensation to the Tax Matters Member in its capacity as such, provided, that the Company shall reimburse the Tax Matters Member for any and all reasonable out-of- pocket costs and expenses (including reasonable attorneys’ fees) incurred by it in its capacity as the Tax Matters Member. Notwithstanding anything to the contrary contained in this Agreement, without the approval of the Board, the Tax Matters Member shall not in its capacity as Tax Matters Member make any material decisions or enter into any material agreements on behalf of the Company or the other Members if such decisions or agreements may reasonably be considered to have a material and adverse effect upon the Company or any other Member; for the avoidance of doubt, any settlement agreements with the Internal Revenue Service or consent to extend the period of limitation as contemplated by Section 6229(b)(1)(B) of the Code shall be considered such a material agreement.

ARTICLE XI

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

SECTION 11.01 Maintenance of Books.

(a) The Board shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board and any other books and records that are required to be maintained by Applicable Law.

(b) The books of account of the Company shall be maintained on the basis of a fiscal year that is the calendar year and on an accrual basis in accordance with GAAP, consistently applied.

SECTION 11.02 Reports. The Board shall cause to be prepared and delivered to each Member such reports, forecasts, studies, budgets and other information as the Members may reasonably request from time to time.

SECTION 11.03 Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE XII

DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION

SECTION 12.01 Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(i) the unanimous consent of the Common Unitholders; or

(ii) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or

(iii) at any time there are no Common Unitholders of the Company, unless the Company is continued in accordance with the Act or this Agreement.

(b) No other event shall cause a dissolution of the Company.

(c) Upon the occurrence of any event that causes there to be no Common Unitholders of the Company, to the fullest extent permitted by law, the personal representative of the last remaining Common Unitholder is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Common Unitholder in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Common Unitholder in the Company.

(d) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

SECTION 12.02 Winding-Up and Termination.

(a) On the occurrence of a Dissolution Event, the Common Unitholders shall act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. The steps to be accomplished by the liquidator are as follows:

(i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last Day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii) the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent, conditional and unmatured liabilities in such amount and for such term as the liquidator may reasonably determine); and

(iii) all remaining assets of the Company shall be distributed to the Members as follows:

A. the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article VI;

B. with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

C. Company property (including cash) shall be distributed among the Members in accordance with Section 6.02; and, to the extent practicable, those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 Days after the date of the liquidation);

provided, however, that notwithstanding the foregoing provisions of clauses (A), (B) and (C) immediately above, if the obligation to maintain Capital Accounts has been suspended under Section 13.11 of this Agreement, no allocations shall be made and all Company property shall be distributed to the sole Member.

(b) The distribution of cash or property to a Member in accordance with the provisions of this Section 12.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

SECTION 12.03 Deficit Capital Accounts. No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in the Member’s Capital Account.

SECTION 12.04 Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate, except as may be otherwise provided by the Act or by Applicable Law.

ARTICLE XIII

GENERAL PROVISIONS

SECTION 13.01 Offset. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

SECTION 13.02 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given upon delivery of such notice:

To the Company:

Blueknight GP Holding, LLC

Two Warren Place

6120 South Yale Avenue, Suite 500

Tulsa, Oklahoma 74136

Telephone: (918) 237-4000

Fax: (918) 237-4001

To Vitol:

Blueknight Energy Holding, Inc.

1100 Louisiana

Suite 5500

Houston, Texas 77002

Fax: (713) 230-1111

Email: fmb@vitol.com

Attn: Mr. Francis Brenner

To Charlesbank:

CB-Blueknight, LLC

c/o Charlesbank Capital Partners

200 Clarendon Street, 54th Floor

Boston, Massachusetts 02116

Fax: (617) 619-540

Email: jbiotti@charlesbank.com

Attn: Mr. Jon M. Biotti

To Hurley:

Mark Hurley

5226 Calle Montilla Place

Houston, TX 77007

Email: hurley1114@att.net

SECTION 13.03 Entire Agreement; Superseding Effect. This Agreement (including the provisions of the Co-Investment Agreement incorporated by reference in this Agreement) constitutes the entire agreement of the Members relating to the Company and the transactions contemplated hereby, and supersedes all provisions and concepts contained in all prior contracts or agreements between the Members with respect to the Company, whether oral or written.

SECTION 13.04 Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute-of-limitations period has run.

SECTION 13.05 Amendment or Restatement. This Agreement may be amended or restated only by a written instrument executed by all Common Unitholders; provided, however, that notwithstanding anything to the contrary contained in this Agreement, each Member agrees that the Board, without the approval of any Member, may amend any provision of the Delaware Certificate and this Agreement, and may authorize any Officer to execute, swear to, acknowledge, deliver, file and record any such amendment and whatever documents may be required in connection therewith, to reflect any change that does not require consent or approval (or for which such consent or approval has been obtained) under this Agreement or does not materially adversely affect the rights of the Members; and provided, further, that the approval of the PI Unitholders holding at least a majority of the vested Profits Interest Units shall be required for any amendment to this Agreement that would materially adversely affect the rights of the PI Unitholders under this Agreement (other than to reflect the terms of any new membership interests issued in accordance with the terms of this Agreement).

SECTION 13.06 Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement (including the provisions of the Co-Investment Agreement incorporated by reference in this Agreement), this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.

SECTION 13.07 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

SECTION 13.08 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

SECTION 13.09 Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

SECTION 13.10 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

SECTION 13.11 Suspension of Certain Provisions If Only One Member.

(a) The following definitions in Article I of this Agreement shall be suspended and shall have no force or effect at any time that there is only one Member of the Company:

(i) “Adjusted Capital Account Deficit,”

(ii) “Capital Account,”

(iii) “Depreciation,”

(iv) “Gross Asset Value,”

(v) “Profits” and “Losses,” and

(vi) “Target Capital Account Amount.”

(vii) “Tax Matters Member.”

(b) The following provision of this Agreement shall be suspended and shall have no force or effect at any time that there is only one Member of the Company:

(i) Section 3.07 (Notice);

(ii) Section 4.01 (General Restriction);

(iii) Section 5.04 (Capital Accounts);

(iv) Section 6.04 (Allocations);

(v) Section 6.05 (Varying Interests);

(vi) Section 6.06 (Withheld Taxes); and

(vii) Section 10.03 (Tax Matters Member).

IN WITNESS WHEREOF, each Member has executed this Agreement as of the date first set forth above.

MEMBERS:

BLUEKNIGHT ENERGY HOLDING, INC.

By:	/s/ James C. Dyer, IV
Name:	James C. Dyer, IV
Title:	President and Chief Executive Officer

CB-BLUEKNIGHT, LLC

By:	/s/ Jon M. Biotti
Name:	Jon M. Biotti
Title:	Manager

MARK HURLEY

/s/ Mark Hurley
Mark Hurley

Signature Page to Blueknight GP Holding LLC Agreement